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                                   EXHIBIT 16

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

April 10, 2002

Dear Sir/Madam:

We have read the first 3 paragraphs of Item 4 included in the Form 8-K dated April 8, 2002 of Drexler Technology Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP
-----------------------
Arthur Andersen LLP


cc:    Steven Larson, Vice President of Finance and Treasurer,
       Drexler Technology Corporation